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                                                                   EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Goodrich Petroleum Corporation:

We consent to the use of our reports dated September 25, 1996 related to the balance sheet of La/Cal Energy Partners II as of December 31, 1995, and the related statements of operations, partner's capital (deficit), and cash flows for the period from July 7, 1995 (inception) through December 31, 1995; the statements of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners II for the period from January 1, 1995 through July 6, 1995 and the years ended December 31, 1994 and 1993; and the statements of revenues and direct operating expenses of the Hebert #1 and Warminster #1 Properties for the periods from March 1, 1995 and November 1, 1995, through December 31, 1995, respectively, which reports are incorporated by reference in Form 8-K of Goodrich Petroleum Corporation filed on or about February 14, 1997.




KPMG PEAT MARWICK LLP


Shreveport, Louisiana
February 14, 1997